UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 16, 2020

CYRUSONE INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-35789	46-0691837
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2850 N. Harwood St., Suite 2200,

Dallas, TX 75201

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (972) 350-0060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	CONE	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 16, 2020, the Board of Directors (the “Board”) of CyrusOne Inc., a Maryland corporation (the “Company”), appointed Venkatesh S. Durvasula to serve as the Company’s President and Chief Executive Officer. Mr. Durvasula succeeded Gary J. Wojtaszek, who stepped down from his position as President and Chief Executive Officer by mutual agreement with the Board, effective upon the filing of the Company’s Form 10-K for the fiscal year ended December 31, 2019 (the “Transition Date”). In connection with his departure, Mr. Wojtaszek also resigned from the Board, effective on the Transition Date. Mr. Durvasula will serve as the President and Chief Executive Officer of the Company on an interim basis while the Board undertakes a search to identify the Company’s next President and Chief Executive Officer, which will include consideration of Mr. Durvasula as well as external candidates. In connection with Mr. Durvasula’s appointment, the Company and Mr. Durvasula are currently negotiating the terms of his compensation as President and Chief Executive Officer and an agreement that is expected to (i) terminate the Transition and Separation Agreement previously entered into between Mr. Durvasula and CyrusOne LLC, a subsidiary of the Company, (the “Employer Subsidiary”) and (ii) amend Mr. Durvasula’s employment agreement with the Employer Subsidiary to reflect such appointment.

Biographical Information for Mr. Durvasula

Mr. Durvasula, age 53, most recently served as the Company’s Executive Vice President and President of Europe from December 2018 until he was appointed President and Chief Executive Officer of the Company on an interim basis. He previously served as the Company’s Executive Vice President and Chief Commercial Officer from October 2012 through November 2018. Prior to joining the Company, Mr. Durvasula served as the Chief Marketing and Business Officer of Quality Technology Services (“QTS”) from March 2010 through April 2012. Prior to QTS, he was a co-founder and Chief Operating Officer of NYC-Connect, a privately-held interconnection business that was sold to Digital Realty Trust, Inc. and Telx in 2007. Following that sale, Mr. Durvasula served as the Chief Marketing Officer at Telx until August 2009. Prior to NYC-Connect, Mr. Durvasula served as Vice President of the Internet Services Division at AboveNet, Inc.

Transition and Separation Agreement with Mr. Wojtaszek

In connection with Mr. Wojtaszek’s departure, the Employer Subsidiary and Mr. Wojtaszek entered into a Transition and Separation Agreement (the “Wojtaszek Transition and Separation Agreement”), dated February 19, 2020, pursuant to which Mr. Wojtaszek agreed to provide consulting services to the Employer Subsidiary for ninety (90) days following the Transition Date. In exchange for his consulting services, the timely execution and non-revocation of the Agreement and his continued compliance with its terms and conditions, the Wojtaszek Transition and Separation Agreement provides that Mr. Wojtaszek will receive the severance payments and benefits he would have been entitled to upon a termination without cause under the terms of his employment agreement and long-term incentive awards, provided that his severance formula will be based on his full target bonus in lieu of a pro-rata target bonus and he will receive additional vesting of his outstanding time-based restricted stock units and a pro-rata target bonus in respect of fiscal year 2020. The foregoing summary of the Wojtaszek Transition and Separation Agreement is qualified in its entirety by reference to the full text of the Wojtaszek Transition and Separation Agreement, which is attached hereto as Exhibit 10.1.

Item 7.01 Regulation FD Disclosure.

On February 20, 2020, the Company issued a press release announcing the events described in Item 5.02 on this Current Report on Form 8-K. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 of this Current Report on Form 8-K and the exhibit furnished therewith shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that Section, and shall not be or be deemed to be incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Transition and Separation Agreement dated as of February 19, 2020 by and between Gary J. Wojtaszek and CyrusOne LLC.

99.1	Press Release Announcing CEO Transition.

104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYRUSONE INC.

Date: February 21, 2020	By:	/s/ Robert M. Jackson
Robert M. Jackson
Executive Vice President, General Counsel and Secretary